NEWS RELEASE

Dave Hickey Announces Intent to Retire from BD

FRANKLIN LAKES, N.J. (Feb. 27, 2024) – BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, announced today that Dave Hickey has informed the company of his intent to retire from BD, effective July 1.
Hickey is currently executive vice president and president of the Life Sciences segment for BD, a position he has held since January 2021. Prior to his current role, Hickey was president of Integrated Diagnostic Solutions from 2019 to 2021, and president of Diagnostic Systems prior to that. Before joining BD in 2014, Hickey served in a range of executive leadership positions at Siemens Healthcare.
“For over a decade at BD, Dave has demonstrated a strong, strategic and innovative approach, empowering his teams to deliver impactful results through a growth mindset and developing incredible talent and next-gen leaders at BD,” said Tom Polen, chairman, CEO and president of BD. “I want to express BD's sincere gratitude to Dave for his significant contributions to BD, especially during the COVID-19 pandemic, where he led the BD effort to develop numerous rapid and molecular diagnostic tests in record time to support health care providers and patients around the world. We wish him all the best in his well-deserved retirement.”
BD intends to name a successor to Hickey prior to his retirement date.
“Throughout my career, I’ve been most driven by the people I have had the privilege to lead, and the important work we’ve done to help patients around the world,” Hickey said. “In my 10 years at BD, I’ve worked alongside some of the most incredible and talented teams in MedTech who have delivered countless research and diagnostic innovations, and who are having a profound impact on people around the world. I’m incredibly proud of what we’ve accomplished together and am confident in the continued success of BD now and in the future.”
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About BD
BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its more than 70,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians' care delivery process, enable laboratory scientists to accurately detect disease and advance researchers' capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care.

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Contacts:

Media:    Investors:
Troy Kirkpatrick    Adam Reiffe
VP, Public Relations    Sr. Director, Investor Relations
858.617.2361    201.847.6927
troy.kirkpatrick@bd.com     adam.reiffe@bd.com